UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. ____)

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WHITE RIVER CAPITAL, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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6051 El Tordo, P.O. Box 9876
Rancho Santa Fe, California 92067
(858) 997-6740

Notice of 2011 Annual Meeting of Shareholders
To Be Held on May 5, 2011

We cordially invite you to attend the 2011 Annual Meeting of Shareholders of White River Capital, Inc. (“White River”), which will be held on Thursday, May 5, 2011 at 9:00 a.m. Pacific time at The Inn at Rancho Santa Fe, 5951 Linea Del Cielo, Rancho Santa Fe, California 92067.

The purposes of the meeting are –

•   Election of Directors. To elect six members of the Board of Directors who will hold office until the next annual meeting of shareholders and until their successors are duly elected and qualified.

•   Ratification of Auditors. To ratify the appointment of McGladrey & Pullen, LLP as the independent registered public accounting firm for White River for the year ending December 31, 2011.

•   Other Business. To consider and act upon any other business that may properly come before the annual meeting or any adjournments of the meeting.

You may vote at the meeting if you were a shareholder of record at the close of business on March 25, 2011.

Please read the accompanying proxy statement carefully so that you will have information about the business to be presented at the meeting. A proxy card and a copy of our annual report for the fiscal year ended December 31, 2010, which includes our financial statements, also accompany this notice.

Your vote is important. Whether or not you plan to attend the meeting, please mark, sign, date and return the enclosed proxy card in the enclosed postage-paid envelope so that your shares may be voted in accordance with your wishes. We appreciate your cooperation in promptly returning your signed proxy card. Your proxy is revocable and will not affect your right to vote in person at the Annual Meeting.

If you plan to attend, please note we may ask you to present valid picture identification, such as a driver’s license or passport. Shareholders holding stock in brokerage accounts (“street name” holders) will need to obtain a proxy from their broker and bring the proxy to the meeting. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

By Order of the Board of Directors Martin J. Szumski Chief Financial Officer and Senior Vice President
Rancho Santa Fe, California
April 1, 2011

6051 El Tordo, P.O. Box 9876
Rancho Santa Fe, California 92067
(858) 997-6740

Proxy Statement

for the
2011 Annual Meeting of Shareholders

To Be Held on May 5, 2011

We are furnishing this proxy statement in connection with the solicitation of proxies by the Board of Directors (the “Board of Directors” or the “Board”) of White River Capital, Inc., an Indiana corporation (“White River,” the “company,” “we” or “our”), to be used at our 2011 Annual Meeting of Shareholders and at any adjournments of the meeting. The meeting is scheduled to be held as follows:

Thursday, May 5, 2011
9:00 a.m., Pacific time
The Inn at Rancho Santa Fe
5951 Linea Del Cielo
Rancho Santa Fe, California 92067

We are first sending this proxy statement and the accompanying form of proxy to shareholders on or about April 6, 2011.

Information about the Annual Meeting and Voting

1.	What proposals will shareholders vote on at the meeting?

At the meeting, our shareholders will consider and vote on the following matters:

•   Election of Directors. The election of six members of our Board of Directors who will hold office until the next annual meeting of shareholders and until their successors are duly elected and qualified.

•   Ratification of Auditors. To ratify the appointment of McGladrey & Pullen, LLP as the independent registered public accounting firm for White River for the year ending December 31, 2011.

•   Other Business. Any other business that may properly come before the meeting or any adjournment of the meeting.

2.	Who is entitled to vote?

Only shareholders of record as of March 25, 2011 (the “Record Date”) may vote at the meeting. According to Computershare Investor Services, LLC, our transfer agent, on the Record Date there were 3,612,880 shares of common stock issued and outstanding. On any matter submitted to the shareholders for a vote, each holder of our common stock is entitled to one vote for each share recorded in his/her name on our books as of the Record Date.

3.	What happens if additional matters are presented at the meeting?

Other than the items of business described in this proxy statement, we are not aware of any other business to be acted upon at the Annual Meeting. If you grant a proxy, the individuals named as proxies on the proxy card will have the discretion to vote your shares on any other matters properly presented for a vote at the meeting in accordance with our by-laws and Indiana law.

4.	How does the Board of Directors recommend I vote?

Our Board of Directors recommends that you vote FOR each of the nominees for director and FOR the ratification of McGladrey & Pullen, LLP as our independent registered public accounting firm.

5.	What vote is required to approve each proposal?

The nominees receiving the highest number of votes will be elected to fill the six director positions. Votes may be cast in favor of or withheld with respect to any or all nominees. Abstentions and votes that are withheld will not be included in the vote count and will have no effect on the outcome of the vote.

For the appointment of McGladrey & Pullen, LLP as our independent registered public accounting firm to be ratified, and for any other matter that may be properly presented at the meeting to be approved, the number of votes cast in favor of the proposal must exceed the number of votes cast in opposition to the proposal. Abstentions and broker non-votes will be treated as present for quorum purposes. However, because an abstention is not treated as a vote for or against a proposal, it will not have any effect on the outcome of the vote.

6.	What are broker non-votes?

Generally, broker non-votes occur when shares held for a beneficial owner in “street name” (that is, by a broker, bank or other nominee, which we refer to as your “broker”), are not voted with respect to a particular proposal because (1) the broker has not received voting instructions from the beneficial owner, and (2) the broker lacks discretionary voting power to vote those shares. Typically, a broker is entitled to vote shares held for a beneficial owner on routine matters, such as the ratification of auditors, without instructions from the beneficial owner of those shares. However, under the rules of the New York Stock Exchange (“NYSE”), the election of directors is not considered a routine matter and brokers are not entitled to vote shares held for a beneficial owner on these matters without instructions from the beneficial owners of the shares.

7.	How do I vote my shares?

You may vote by marking, signing and dating the enclosed proxy card and returning it in the enclosed postage-paid envelope. If you mark the proxy card to show how you wish to vote, your shares will be voted as you direct. If you return a signed proxy card but do not mark the proxy card to show how you wish to vote, your shares will be voted FOR each of the director nominees and FOR the ratification of McGladrey & Pullen, LLP as our independent registered public accounting firm, and otherwise in accordance with the judgment of the person or persons voting the proxy on any other matter properly brought before the meeting.

8.	May I revoke or change my vote after I have mailed my proxy card?

You may change or revoke your vote at any time before it is counted at the meeting by:

•	notifying our Corporate Secretary in writing at 6051 El Tordo, P.O. Box 9876, Rancho Santa Fe, California 92067, that you wish to revoke your proxy;

•	submitting a later dated proxy card; or

•	attending the meeting and voting in person.

Attending the meeting will not automatically revoke your prior proxy. You must comply with one of the methods indicated above to revoke your proxy. If you hold your shares in “street name,” you must contact your broker to change your vote or obtain a proxy from your broker to vote your shares if you wish to cast your vote in person at the meeting.

9.	How do I vote my shares if they are held in “street name”?

If you hold your shares in “street name,” you should receive a proxy or telephonic or electronic instructions from your broker asking you how you wish to vote your shares. If you do not, you may contact your broker and obtain a proxy from your broker.

If you do not instruct your broker how to vote your shares, the broker may generally vote your shares with respect to “discretionary” items, but not with respect to “non-discretionary” items. Discretionary items are proposals considered routine under the rules of the NYSE on which your broker may vote shares held in street name in the absence of your voting instructions. On non-discretionary items for which you do not submit specific voting instructions to your broker, the shares will be treated as “broker non-votes.” Pursuant to NYSE rules applicable to brokers, the proposal for the election of directors is considered a non-routine, non-discretionary item and, therefore, brokers will not have discretion to vote your shares on this proposal. Accordingly, if your shares are held in street name and you do not submit voting instructions to your broker, your shares will not be counted in determining the outcome of the election of the director nominees. However, if you do not instruct your broker how to vote your shares with respect to the proposal for the ratification of McGladrey & Pullen, LLP as our auditors, then the brokers may vote your shares.

10.	May I vote my shares in person at the meeting?

If you are a shareholder of record, you may attend the meeting and vote in person. If you hold shares in “street name” and would like to attend the meeting and vote in person, you will need to contact your broker, obtain a proxy from them and bring it to the meeting.

11.	What if I return my proxy but do not provide voting instructions?

If you specify a choice, the proxy will be voted as specified. If you return a signed proxy but do not specify a choice, your shares will be voted in favor of the election of the director nominees and the ratification of McGladrey & Pullen, LLP as our independent registered public accounting firm. In all cases, a proxy will be voted in the discretion of the individuals named as proxies on the proxy card with respect to any other matters properly presented for a vote at the meeting in accordance with our by-laws and Indiana law.

12.	What if I abstain from voting?

Abstentions are included in the determination of shares present for quorum purposes. However, because abstentions are not treated as votes for or against a proposal, they will have no effect on the outcome of the vote.

13.	How many shares must be represented at the meeting to constitute a “quorum”?

A majority of the outstanding shares must be present at the meeting, either in person or by proxy, to constitute a quorum. There must be a quorum for the meeting to be held. If you return a signed proxy card, you will be counted as being present, even if you abstain from voting. We will also count broker non-votes as being present for purposes of determining a quorum.

14.	Where can I find voting results of the meeting?

We will announce preliminary results at the meeting and publish final results in a Current Report on Form 8-K filed with the Securities and Exchange Commission (“SEC”) within four business days after the meeting.

15.	How do I obtain additional information about White River Capital?

With this proxy statement, we are sending you our 2010 Annual Report on Form 10-K, which includes our financial statements for the fiscal year ended December 31, 2010. If you did not receive our Annual Report, we will send it to you without charge. The Annual Report includes a list of important documents that we have filed as exhibits with the SEC, but does not include copies of all the exhibits. If you wish to receive copies of the exhibits, we will send them to you. Please send your written request by facsimile to our Corporate Secretary at (858) 756-8301 or by mail to:

White River Capital, Inc.
6051 El Tordo, P.O. Box 9876
Rancho Santa Fe, California 92067
Attn: Corporate Secretary

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on May 5, 2011

In addition to the foregoing, you may obtain copies of our public filings, including this proxy statement, our 2010 Annual Report on Form 10-K, and the form of proxy relating to the annual meeting, without charge from our web site at http://www.WhiteRiverCap.com or from the SEC’s web site at http://www.sec.gov. You also may request a copy of these materials, without charge, by sending an email to mszumski@whiterivercap.com.  Please make your request no later than April 21, 2011 to facilitate timely delivery.  If you do not request materials pursuant to the foregoing procedures, you will not otherwise receive an email or electronic copy of the materials.  For meeting directions please call (858) 997-6740.

Security Ownership of Certain Beneficial Holders and Management

The following table describes the shares of our common stock that each of the following persons beneficially owned as of March 25, 2011:

•	each of our current directors (each of whom is also a nominee for election);

•
our Chief Executive Officer, and each of our two most highly compensated executive officers serving at the end of 2010 (other than our Chief Executive Officer) whose total compensation during 2010 exceeded $100,000 (together as a group, “Named Executive Officers”);

•	all of our directors and executive officers as a group; and

•	each other person known by us to beneficially own more than five percent of the outstanding shares of our common stock.

Information with respect to the directors and Named Executive Officers is based on our records and data supplied by each of the directors and Named Executive Officers. Information with respect to beneficial owners of more than five percent of the outstanding shares of our common stock is based on filings those persons have made with the SEC.

	Amount and Nature of Beneficial Ownership as of March 25, 2011
Name or Number of Persons in Group	Sole Voting and Investment Power	Shared Voting and Investment Power	Total	Percent of Class1
Directors and Nominees Who are Not Named Executive Officers
Thomas C. Heagy Current Director and Director Nominee	7,871	0	7,871	*
Daniel W. Porter Current Director and Director Nominee	8,110	0	8,110	*
John W. Rose Current Director and Director Nominee	170,0012	0	170,001	4.7%
Richard D. Waterfield Current Director and Director Nominee 7221 Engle Road, Suite 250 Fort Wayne, Indiana 46804	8,525	218,8623	227,387	6.3%

Named Executive Officers
John M. Eggemeyer, III Chairman and Chief Executive Officer; Current Director and Director Nominee	91,900	3104	92,210	2.6%
William E. McKnight President and Chief Executive Officer – Coastal Credit, LLC; Current Director and Director Nominee 3852 Virginia Beach Blvd. Virginia Beach, Virginia 23452	193,888	0	193,888	5.4%
Martin J. Szumski Chief Financial Officer and Senior Vice President	11,5005	0	11,500	*
All Directors, Nominees and Executive Officers as a group (7 persons)	491,795	219,172	710,967	19.7%

	Amount and Nature of Beneficial Ownership as of March 25, 2011
Name or Number of Persons in Group	Sole Voting and Investment Power	Shared Voting and Investment Power	Total	Percent of Class1

Other 5% Beneficial Owners
Franklin Mutual Advisors, L.L.C.6 101 John F. Kennedy Parkway Short Hills, New Jersey 07078	722,550	0	722,550	20.0%

* Represents less than 1.0% of the outstanding shares of our common stock calculated in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). See footnote (1) below.

(1)	Based on 3,612,880 shares of our common stock issued and outstanding as of March 25, 2011.
(2)	All of the shares are held in a margin account.
(3)
Includes 217,357 shares of common stock held in a limited liability company of which Mr. Waterfield is a member. Mr. Waterfield disclaims beneficial ownership of the portion of the reported shares in excess of his percentage economic interest in the limited liability company; also includes 1,505 shares of common stock held of record by Waterfield Foundation, Inc., of which Mr. Waterfield is an officer and director. Mr. Waterfield disclaims beneficial ownership of the shares held of record by Waterfield Foundation, Inc.

(4)	All of the shares are held of record by Eggemeyer Advisory Corp., of which Mr. Eggemeyer is the sole shareholder.
(5)
Includes a one-time grant of 10,000 shares of restricted common stock made to Mr. Szumski on March 18, 2011 under White River’s 2005 Stock Incentive Plan.  One-third of the aggregate number of shares of restricted stock vest on each of December 31, 2011, 2012, and 2013.

(6)	As reported in a Schedule 13G filed on October 28, 2005.

Proposal 1: Election of Directors

Our Board of Directors currently has six members. Our bylaws provide that the authorized number of directors must be at least three and not more than twelve, with the exact number of directors to be set from time to time by resolution adopted by a majority of the Board.

The Board of Directors has approved the persons named in the following table as nominees for election to serve as directors of White River until the 2012 annual meeting of shareholders. All director nominees are current directors. No director is related to any other director nominee or Named Executive Officer of White River by blood, marriage or adoption. The Board of Directors did not select any nominee pursuant to any arrangements or understandings between the nominee and any other person.

The nominees receiving the highest number of votes will be elected to fill the six director positions. Abstentions and votes that are withheld will not be included in the vote count (other than to determine the presence of a quorum) and will have no effect on the outcome of the vote.

If any persons are nominated other than by the Board of Directors, absent any specific instruction in the proxies solicited by the Board, the proxies will be voted in the sole discretion of the proxy holders to elect all six of the Board’s nominees. If any of the Board’s nominees are unable to serve as directors, it is intended that each proxy will be voted for the election of any substitute nominees designated by the Board of Directors. To the best of our knowledge, we have no reason to believe that any of the nominees will be unable to serve as directors.

Current Directors/Director Nominees
Name	Age	Principal Occupation during the Past Five Years		Year Became Director
John M. Eggemeyer	65	•	Chairman of the Board and Chief Executive Officer since December 2004;	2004
		•	Chairman of the Board of our subsidiary, Union Acceptance Company, LLC (“UAC”), from October 2000 to August 2005;
		•	Chief Executive Officer of UAC from August 2003 to August 2005;
		•	Founder and Chief Executive Officer, Castle Creek Capital LLC and Castle Creek Financial LLC, which together form a merchant banking organization serving the banking industry, since 1995;
		•	Chairman of the Board, PacWest Bancorp, since June 2000, and Chairman of the Board, Rancho Santa Fe National Bank, from February 1995 until the formation of PacWest Bancorp;
		•	Chairman of the Board, Guaranty Bancorp, from August 2004 to June 2010;
		•	Director, TCF Financial Corporation, from 1996 to 2006; and
		•	Director, Heritage Commerce Corp., since August 2010.
Thomas C. Heagy	66	•	Vice Chairman, LaSalle Bank Corp., from 1990 to 2006;	2007
		•	Chief Financial Officer, LaSalle Bank, from 1996 to 2001 and 2005 to 2006; and
		•	Director, UAC, from 2001 to 2003.
William E. McKnight	67	•	President and Chief Executive Officer of our subsidiary, Coastal Credit, LLC, which Mr. McKnight established in 1987, and which we acquired in 2005.	2005

Name	Age	Principal Occupation during the Past Five Years		Year Became Director
Daniel W. Porter	55	•	Private equity advisor since 2011;	2006
		•	Senior Advisor, Irving Place Capital, from 2005 to 2010;
		•	Chairman of the Board, Alter Moneta, since October 2008;
		•	Chairman of the Board, Caribbean Finance Group, since December 2006;
		•	Chairman and Chief Executive Officer, WMC Mortgage, from 2003 to 2004;
		•	Chairman and Chief Executive Officer, Wells Fargo Financial Services, from 1999 to 2003; and
		•	Senior Executive, GE Capital, from 1986 to 1999.
John W. Rose	61	•	Principal, CapGen Financial LLC, a private equity fund, since 2007;	2005
		•	President, McAllen Capital Partners, Inc., an investment management firm, since 1991;
		•	Principal, Alpha Capital Partners, Ltd., a private equity investment firm;
		•	Current director of F.N.B. Corporation, Jacksonville Bancorp, First Chicago Bancorp, and PacWest Bancorp; and
		•	Other directorships in publicly held companies since January 1, 2006 include Great Lakes Bancorp, Inc. (from 2005 to 2008).
Richard D. Waterfield	66	•	Director, Union Federal Bank of Indianapolis, from 1984 to 2006;	2004
		•	Director, Waterfield Mortgage Company, Incorporated, a mortgage banking company and the parent of Union Federal, from 1980 to 2006;
		•	Director, UAC, from its formation to September 2005;
		•	Director, Waterfield Shareholder, LLC, from 2006 to 2010; and
		•	Managing Member, Waterfield Capital, LLC, since 1995.

Each of our directors has particular experience, qualifications, attributes, and skills which qualify him to serve as a director of White River.  These particular attributes are set forth below for each such director.

•
John M. Eggemeyer has been the Chairman and Chief Executive Officer of White River for seven years and is an experienced leader of numerous other organizations within the financial services industry with over 43 years of experience. Mr. Eggemeyer currently serves as a director of three other banking organizations, two of which he serves as Chairman of the Board, in addition to his service with White River, and has extensive executive experience in corporate finance, raising capital, business combinations, and strategic planning. This background and experience enhances his ability to provide leadership to White River in his role as Chairman of the Board and Chief Executive Officer.

•
Thomas C. Heagy was employed as a senior executive in the banking and financial services industry for over 43 years, including as the Chief Financial Officer of a major financial institution for seven years.  This experience and in-depth knowledge of the financial services industry enables Mr. Heagy to provide valuable guidance to White River’s Board, including with respect to analyzing its operating results, financial condition, assessment of business and industry trends, and strategic planning.

•
William E. McKnight is the President and Chief Executive Officer of our subsidiary, Coastal Credit, a company which he established in 1987 and has been leading for over 24 years. Mr. McKnight has over 28 years of experience in the speciality auto finance industry, and has extensive experience in strategic planning, operational management, and automobile lending practices. Mr. McKnight’s experience and skills provide the Board with valuable in-depth knowledge of the auto finance industry and detailed knowledge of the business of Coastal Credit.

•
Daniel W. Porter has served as a senior executive in the financial services industry for over 26 years, including as Chairman of the Board of multiple finance, mortgage, and financial services companies.  Mr. Porter has particular experience in the areas of consumer lending and finance, which is valuable to the Board in operational and strategic planning matters.  Mr. Porter also has knowledge of and high-level contacts at a number of major firms in the consumer finance industry, which affords valuable perspective to the Board in its deliberations.

•
John W. Rose is an experienced leader of numerous private equity firms, investment firms, and banking organizations, and has over 38 years of experience in the financial services industry. Mr. Rose currently serves as a director of four other banking organizations, in addition to his service with White River, and has extensive executive experience in corporate finance, accounting, and strategic planning. This experience enables Mr. Rose to provide valuable service to White River, including with respect to analyzing its operating results, financial condition, and strategic plans.

•
Richard D. Waterfield has over 40 years of experience in the banking and financial services industry, including over 22 years of experience as a director of a major regional banking institution and mortgage company.  Mr. Waterfield’s extensive experience and knowledge of the banking and financial services industries, his perspective as a long-time investor, and historical perspective on consumer finance matters are valuable to the Board in its deliberations.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR EACH OF THE NOMINEES LISTED ABOVE.

Director Nominations for 2012 Annual Meeting of Shareholders

Shareholders may nominate persons for election as directors if they follow the procedures in our By-Laws. Pursuant to Section 13 of Article III of our By-Laws, a shareholder entitled to vote for the election of directors may nominate persons for the election of directors by submitting a notice in writing, delivered or mailed by first class United States mail, postage prepaid, to our Corporate Secretary at least 60 days before the date of the meeting of our shareholders called for the election of directors. Director nominations proposed by shareholders to be made at the 2012 annual meeting must be received by our Corporate Secretary on or before March 6, 2012. Pursuant to our By-Laws and the rules and regulations of the SEC, the notice stating a desire to nominate any person for election as a director of White River must contain the following items:

•	The shareholder’s name, record address, and beneficial ownership of shares of the Company,

•	The name of each person to be nominated,

•	The name, age, business address, residential address, and principal occupation or employment of each nominee,

•	Each nominee’s signed consent to serve as a director of White River, if elected,

•	The number of shares of our common stock beneficially owned by each nominee,

•	A description of all arrangements and understandings between the shareholder and nominee pursuant to which the nomination is to be made, and

•	Any other information concerning the nominee that would be required in a proxy statement soliciting proxies for the election of the nominee under the rules of the SEC.

We will furnish a copy of our By-Laws specifying the nomination requirements to any shareholder upon written request to our Corporate Secretary.

Corporate Governance and Board Committees

We are committed to maintaining good corporate governance practices and adhering to high standards of ethical conduct. The Board regularly reviews its governance procedures to ensure compliance with rapidly changing laws, rules and regulations that govern our business.

Director Independence

Our Board of Directors considers the independence of each of the directors under the listing standards of the NYSE Amex, on which our common stock is traded. Among other things, the Board considers current or previous employment relationships as well as material transactions or relationships between White River or our subsidiaries and the directors, members of their immediate families, or entities in which the directors have a significant interest, including those described below under the caption “Certain Relationships and Related Person Transactions.” The purpose of this review is to determine whether any relationships or transactions exist or have occurred that are inconsistent with a determination that the director is independent. Under the above standards, the Board determined that current directors Mr. Heagy, Mr. Porter, Mr. Rose, and Mr. Waterfield are independent, and that Mr. Eggemeyer and Mr. McKnight are not independent.

In determining that Mr. Rose is independent, the Board considered that Mr. Rose was on the board of managers of our subsidiary Coastal Credit, essentially serving as an outside director, prior to our acquisition of Coastal Credit. Mr. Rose also served as an officer and director of the holding company that held a majority of the equity interest in Coastal Credit and he personally held approximately 6% of Coastal Credit indirectly through such entity. Consequently, Mr. Rose received a ratable portion ($244,662) of the final payment we made to the former owners of Coastal Credit on March 31, 2006. He and members of his family also held $1.5 million of Coastal Credit subordinated debentures, which Coastal Credit redeemed in 2007. In determining that Mr. Rose is independent under NYSE Amex standards, the Board of Directors determined that Mr. Rose’s direct or indirect interest in debt securities of White River and Coastal Credit constitute “company securities” under NYSE Amex standards that exclude interests in company securities from certain disqualifications prescribed by the standards.  In determining Mr. Rose’s independence, the Board also considered that Mr. Rose served on the board of directors of First Chicago Bancorp at the time it was engaged in a previously disclosed merger transaction with White River, which was terminated on June 2, 2009.  Mr. Rose continues to serve on First Chicago Bancorp’s board.

Leadership Structure of the Board of Directors

Our Bylaws currently provide that the Chairman of the Board may simultaneously serve as the Chief Executive Officer of the company and shall preside at all Board and shareholders’ meetings.  John M. Eggemeyer currently serves as Chairman of the Board and Chief Executive Officer, and White River currently does not have a lead independent director.  We have chosen to combine the principal executive officer and Board chairman positions because this combined role promotes unified leadership and direction for the Board and for executive management, and allows for a single, clear focus for the chain of command to execute our business plans.  Moreover, we receive active and effective oversight of our operations by the Board’s independent directors.  In this regard, our Audit Committee and Compensation and Governance Committee are each comprised solely of independent directors.  Furthermore, the Board does not believe that White River’s size or the complexity of our operations warrants a separation of the Chairman and Chief Executive Officer functions.  For these reasons, White River has determined that it is appropriate for John M. Eggemeyer to serve as both Chairman of the Board and Chief Executive Officer, and has not felt it necessary to appoint a lead independent director.

Meetings of the Board of Directors

During 2010, our Board of Directors met 8 times. No director attended less than 75% of the Board meetings or the meetings of any committee on which he served during 2010. The Board’s policy regarding director attendance at the Annual Meeting of Shareholders is that directors are welcome to attend, and that we will make all appropriate arrangements for directors who choose to attend. All of our directors attended the 2010 Annual Meeting of Shareholders.

Audit Committee

The Board established our Audit Committee in October 2005 and adopted a committee charter in January 2006. The current members of the Audit Committee are John W. Rose (Chairman), Thomas C. Heagy and Daniel W. Porter. Each member of the Audit Committee is “independent” as defined by the rules of the SEC and the listing standards of the NYSE Amex. The Board has determined that each member of the Audit Committee is financially literate and that Mr. Rose is qualified as an audit committee financial expert and has accounting or related financial management expertise, in each case in accordance with the rules of the SEC. Information regarding the functions the Audit Committee performs is included below under the caption “Audit Committee Report” and in the Audit Committee charter, which is available on our web site, http://www.WhiteRiverCap.com.

In 2010, the Audit Committee met four times.

Compensation and Governance Committee

The Board of Directors established the Compensation and Governance Committee in May 2006 and adopted a committee charter at that time. The current members of the Compensation and Governance Committee are John W. Rose (Chairman) and Richard D. Waterfield. Information regarding the functions the Compensation and Governance Committee performs is in the Compensation and Governance Committee charter, which is available on our web site at http://www.WhiteRiverCap.com.

The Compensation and Governance Committee met one time in 2010.

The Compensation and Governance Committee has not set specific, minimum qualifications that nominees must meet to be nominated for election to the Board of Directors, but will evaluate each nominee based on his or her individual merits, taking into account our needs and the composition of the Board of Directors. When considering a potential candidate for membership on the Board of Directors, the committee considers diversity, age, skills, relevant business and industry experience, and independence under the listing standards of the NYSE Amex. The committee assesses the effectiveness of its efforts to have a diverse Board of Directors by periodically reviewing the current Board members for geographic, occupational, gender, race and age diversity.  The committee seeks input from individual members of the Board in identifying possible candidates, and, in its discretion, may engage one or more search firms to assist in the recruitment of director candidates. The Compensation and Governance Committee will consider candidates recommended by shareholders against the same criteria as nominees not proposed by shareholders. Shareholders who wish to submit nominees for director for consideration by the Compensation and Governance Committee for election at our 2012 Annual Meeting of Shareholders should follow the process described under the caption “Proposal 1: Election of Directors – Director Nominations for the 2012 Annual Meeting of Shareholders.”

Communications with the Board of Directors

Shareholders interested in communicating with a director or with the directors as a group, or persons interested in communicating complaints concerning accounting, internal controls or auditing matters to the Audit Committee, may do so by writing to the attention of our Corporate Secretary, White River Capital, Inc., 6051 El Tordo, P.O. Box 9876, Rancho Santa Fe, California 92067. The Board of Directors has implemented a process for handling correspondence received by us and addressed to members of the Board. Under that process, our Corporate Secretary has been instructed to promptly forward to the Board copies of all communications that, in the opinion of the Corporate Secretary, deal with the functions of the Board or committees of the Board, or that he otherwise determines require their attention.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers and persons who own more than 10% of our common stock to file reports with the SEC regarding their ownership of, and transactions in, our common stock. Our directors, executive officers and 10% shareholders are also required to furnish us with copies of all Section 16(a) reports that they file. Based solely on a review of the copies of the reports we received, and on written representations from certain reporting persons, we believe that all Section 16(a) filing requirements applicable to our directors, executive officers, and 10% shareholders were satisfied in a timely manner during 2010.

Certain Relationships and Related Person Transactions

Policies for Transactions with Related Persons

Transactions and relationships that involve directors, executive officers or other related persons and that constitute a conflict with the company’s interests are prohibited unless they are approved in advance in accordance with our Code of Business Conduct and Ethics. All material affiliated transactions and loans and any forgiveness of loans must be approved by a majority of our independent directors who do not have an interest in the transactions and who had access, at our expense, to our legal counsel or to independent legal counsel. All of the transactions described below were approved by a majority of our independent directors who do not have an interest in the described transactions.

Transactions with Related Persons

Castle Creek Relationships. John M. Eggemeyer, our Chairman and Chief Executive Officer, is an officer of Castle Creek Capital, LLC (“Castle Creek”). Castle Creek manages private equity funds that, prior to November 12, 2009, had substantial investments in our common stock. On November 12, 2009, Castle Creek Capital Partners Fund IIa, LP and Castle Creek Capital Partners Fund IIb, LP (collectively, the “Castle Creek Funds”) each made in-kind distributions of 578,279 and 244,265 shares of White River common stock, respectively, to its limited partners in proportion to each limited partners’ interests in the respective Castle Creek Fund.  In addition, on November 12, 2009, the Castle Creek Funds made in-kind distributions of an aggregate of 675 shares of White River common stock to Castle Creek, which in turn made an in-kind distribution of such White River shares to its members, including 310 shares to Eggemeyer Advisory Corp. (which is 100% owned by John M. Eggemeyer).  As a result of these transactions, as of December 31, 2009, neither of the Castle Creek Funds nor Castle Creek held any common stock in White River. Immediately prior to the distributions described in this paragraph, the Castle Creek Funds held an aggregate percentage interest in White River of 20.3%.

Castle Creek supervises UAC’s administration of its plan of reorganization. For these services, UAC paid Castle Creek at a rate of $14,583 per month, for a total of $175,000 during 2010. Although UAC’s bankruptcy case was closed on January 5, 2007, UAC must continue to operate in accordance with the plan, and Castle Creek will continue to supervise UAC’s compliance until UAC’s liquidation is completed.

In addition, we have an expense sharing agreement with Castle Creek, under which Castle Creek provides various facilities, equipment and services to us, including, but not limited to, computer and telephone network systems, office space, copy services and data services. For these services, we pay Castle Creek a fee that represents a reasonable allocation of actual Castle Creek expenses proportionate to facilities, equipment and services provided to us. This agreement has been effective since September 1, 2005 and will continue until either party terminates it upon 30 days’ prior written notice. During 2010, we paid $22,800 to Castle Creek under the expense sharing agreement.

Coastal Credit Leases with McKnight Family Partnerships, L.P. Our subsidiary Coastal Credit leases its corporate offices in Virginia Beach, Virginia and one of its branch offices in Jacksonville (Orange Park), Florida, from McKnight Family Partnerships, L.P., an entity controlled by Mr. McKnight, the President and Chief Executive Officer of Coastal Credit and a director of White River. The Virginia Beach lease has a three-year term expiring in September 2012, and provides for rent payments of $14,356 per month. The Orange Park lease has a three-year term expiring in April 2013, and provides for rent payments of $10,141 per month.

Coastal Credit Aircraft Arrangement with McKnight. Coastal Credit and Mr. McKnight are parties to a letter agreement with respect to use of an aircraft owned by McKnight L.L.C., an entity controlled by Mr. McKnight. The aircraft is a Beechcraft King AirTM B200 twin engine turbo prop. The agreement provides that Coastal Credit will pay McKnight L.L.C. $14,000 per month to defray expenses associated with ownership of the aircraft in consideration for Mr. McKnight’s willingness to make the aircraft available for business use by key employees of Coastal Credit. Coastal Credit is required to pay additional amounts in any month in which its aircraft usage exceeds prescribed amounts. Six months prior written notice is required to withhold availability of the monthly payment or the plane. During 2010, payments by Coastal Credit to McKnight L.L.C. under this arrangement were approximately $170,000.

Departure of Mark R. Ruh.  On August 31, 2009 White River announced the departure of Mark R. Ruh as the President, Chief Operating Officer, and Secretary of White River.  Mr. Ruh also resigned as a director of White River effective that same date.  In conjunction with Mr. Ruh’s departure, the Amended and Restated Employment Agreement dated April 28, 2009 between White River and Mr. Ruh was terminated effective as of August 31, 2009, and White River made a severance payment to Mr. Ruh in the amount of $380,000.

Executive Officers

The following table presents, as to each person who currently serves as an executive officer of White River, the person’s age, current position, and the period during which he has served in that position. Descriptions of the principal occupations during the past five years of Mr. Eggemeyer and Mr. McKnight are included under the heading “Proposal 1: Election of Directors – Current Directors/Director Nominees.” A description of Mr. Szumski’s principal occupation during the past five years follows the table.

No executive officer is related to any other executive officer, director or nominee of White River, by blood, marriage or adoption. No executive officer was selected pursuant to any arrangements or understandings between the executive officer and any other person.

Name	Age	Position	Year appointed by White River or Subsidiary
John M. Eggemeyer	65	Chairman and Chief Executive Officer	2004
Martin J. Szumski	44	Chief Financial Officer and Senior Vice President	2005
William E. McKnight	67	President and Chief Executive Officer – Coastal Credit, LLC	1987

Martin J. Szumski has been our Chief Financial Officer since August 2005, and was also appointed our Senior Vice President in April 2009. Prior to joining White River, he was a manager at the consulting firm Reese Partners, LLC (formerly Reese McMahon LLC) from 1998 to 2005. During his tenure with Reese Partners, he managed engagements in various industries including automobile financing, advertising and manufacturing, and advising clients regarding financial and accounting matters. While with Reese Partners, Mr. Szumski managed engagements of Reese Partners on behalf of UAC.

Executive Compensation

The following table presents information for compensation awarded to, earned by, or paid to the Named Executive Officers for 2010 and 2009.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ($)		Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($)		Total
John M. Eggemeyer	2010	$175,000	1	---	$20,000	2	---		$30,000	3	$225,000
Chairman and Chief Executive Officer	2009	---	1	---	$20,000	2	---		$22,500	3	$42,500
William E. McKnight	2010	$400,000		$414,741	$20,000	2	$568,543	4	$52,784	5	$1,456,068
President and Chief Executive Officer – Coastal Credit, LLC	2009	$400,000		$299,043	$20,000	2	$368,153	4	$52,054	5	$1,139,250
Martin J. Szumski	2010	$170,000		$85,000	---		---		$12,500	6	$267,500
Chief Financial Officer and Senior Vice President	2009	$156,000		$78,000	---		---		$9,167	6	$243,167

(1)
Mr. Eggemeyer was not an employee of White River during 2009, and we did not pay him a base salary for his service as our Chief Executive Officer during that year. Mr. Eggemeyer is the Managing Principal of Castle Creek. We also paid an administrative fee and an expense sharing fee to Castle Creek. See “Certain Relationships and Related Person Transactions” above. Effective January 1, 2010, White River agreed to pay Mr. Eggemeyer a salary for his service as an executive officer. See “– Salary Arrangement with Mr. Eggemeyer” below.

(2)
Shares granted to individuals as directors of White River pursuant to the 2005 Directors Stock Compensation Plan. See “Compensation of Directors” below. For the assumptions made in the valuation of these stock awards, see “Compensation of Directors – Directors Stock Compensation Plan” below and Note 11 to our audited consolidated financial statements as of and for the years ended December 31, 2010 and 2009, included in Item 8 of our 2010 Form 10-K, which accompanies this proxy statement.

(3)
2010 includes White River cash director fee ($20,000), UAC manager fee ($7,500), and UAC subsidiary manager fee ($2,500).  2009 includes White River cash director fee ($20,000) and UAC manager fee ($2,500).

(4)
Mr. McKnight’s long-term cash incentive award agreement effective May 2009 provides for a long-term cash incentive award based on the value of 100,000 shares of our common stock, vesting 33,333.33 shares annually and payable only in cash on January 1, 2010, 2011, and 2012, respectively. The amount of the payment is determined based on the mean of the trading value of shares of our common stock for 20 trading days prior to the January 1, 2010, 2011, and 2012 vesting dates. See “– Employment Agreements – Employment Agreement of William E. McKnight” below.

(5)
2010 includes White River cash directors fee ($20,000), matching contributions under Coastal Credit’s 401(k) plan ($10,000), insurance premiums ($13,184), and a car allowance ($9,600).  2009 includes White River cash director fee ($20,000), matching contributions under Coastal Credit’s 401(k) plan ($10,000), insurance premiums ($12,454), and a car allowance ($9,600).

(6)	2010 includes UAC manager fee ($7,500) and UAC subsidiary manager fee ($5,000). 2009 includes UAC manager fee ($7,500) and UAC subsidiary manager fee ($1,667).

Outstanding Equity Awards at Fiscal Year-End 2010

Name	Stock Awards
	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)1
William E. McKnight	66,666.66	$1,088,000

(1)	The market value is based on the $16.32 closing market price of our common stock on December 31, 2010.

Effective May 18, 2009, we entered into a long-term cash incentive award agreement with Mr. McKnight. The agreement provides for a long-term cash incentive award based on the value of 100,000 shares of our common stock, vesting 33,333.33 shares annually and payable only in cash on January 1, 2010, 2011, and 2012, respectively. The value of payment is to be determined based on the mean of the trading value of shares of our common stock for 20 trading days prior to the vesting date.

Employment Agreements and Arrangements

We have entered into an employment agreement with Mr. McKnight and an amended and restated employment agreement with Mr. Szumski. White River also has an unwritten arrangement with Mr. Eggemeyer in connection with his service as our Chairman and Chief Executive Officer. Following is a description of the material terms of each employment agreement and arrangement.

Employment Agreement of William E. McKnight.  On May 18, 2009, White River and Coastal Credit entered into an employment agreement with Mr. McKnight, which is effective as of January 1, 2009. Under his employment agreement, Mr. McKnight is employed as the President and Chief Executive Officer of Coastal Credit and receives an annual base salary of $400,000. The term of the employment agreement is for three years, which will be automatically extended for successive one-year periods unless written notice of non-renewal is delivered by either party at least 90 days prior to the end of the initial or renewal term. In addition, within 30 days after the end of each calendar year during the term (or shorter period if Mr. McKnight’s employment is terminated prior to the end of the calendar year), Mr. McKnight will be paid an annual performance bonus equal to 3% of the annual consolidated normalized net pre-tax income of Coastal Credit for such calendar year (or shorter period) (the “Performance Bonus”). In connection with Mr. McKnight's employment agreement, Mr. McKnight, White River, and Coastal Credit also signed a long-term cash incentive award agreement that provides for a long-term cash incentive award based on the value of 100,000 shares of our common stock, vesting 33,333.33 shares annually and payable only in cash on January 1, 2010, 2011 and 2012, respectively.

Mr. McKnight is entitled to receive the following severance benefits if his employment is terminated by Coastal Credit other than for Cause (as defined in the agreement), or is terminated by Mr. McKnight for Good Reason (as defined in the agreement): (i) unpaid base salary through the date of termination, plus (ii) base salary for the remainder of the term of the agreement (but for not less than one year following the date of termination), plus (iii) a termination payment equal to 3% of the annual consolidated normalized net pre-tax income of Coastal Credit for the 12 full calendar months ending on the date of termination, plus (iv) full benefit plan participation for one year following the date of termination, plus (v) if the date of termination is prior to January 1, 2012, to the extent Mr. McKnight’s benefits under the long-term incentive award have not yet vested, the benefit will accelerate and fully vest.

If Mr. McKnight’s employment is terminated because of his retirement, or if Mr. McKnight elects not to renew the employment agreement at the end of its term, he will be entitled to receive (i) his unpaid base salary through the date of termination, plus (ii) the Performance Bonus due to him for the period ending on the date of termination, plus (iii) if his termination occurs prior to January 1, 2012, Mr. McKnight will receive the pro rata portion of the annual increment of his long-term cash incentive award that would otherwise vest for the year in which termination occurs, plus (iv) a $300,000 cash payment from Coastal Credit, plus (v) full benefit plan participation for one year following the date of termination.

If Mr. McKnight becomes disabled, he will continue to receive his base salary during the period of disability until he returns to his duties or the date of termination of his employment agreement.  If his employment is terminated due to a disability or death, he (or his estate, as the case may be) will receive (i) unpaid base salary through the date of termination, plus (ii) base salary for the remainder of the term of the agreement (but for not less than one year following the date of termination), plus (iii) a termination payment equal to 3% of the annual consolidated normalized net pre-tax income of Coastal Credit for the 12 full calendar months ending on the date of termination, plus (iv) if the date of termination is prior to January 1, 2012, to the extent Mr. McKnight’s benefits under the long-term incentive award have not yet vested, the benefit will accelerate and fully vest.

For purposes of Mr. McKnight’s agreement, “Cause” is defined as engaging in a material dishonest act, willful breach of fiduciary duty, misappropriation or fraud against White River, Coastal Credit or any of their affiliates; any indictment or similar charge alleging the commission of a felony; material failure to follow Coastal Credit’s or White River’s general policies, directives or orders from White River’s Chief Executive Officer after failure to cure within 30 days of receiving written notice; intentional destruction or theft of the property of White River, Coastal Credit or any of their affiliates or falsification of their documents; breach of the non-competition and non-solicitation provisions of the employment agreement; or a material breach of any other provision of the employment agreement and failure to cure within 30 days of receiving written notice.  In addition, “Good Reason” is defined as the removal of Mr. McKnight as President or Chief Executive Officer of Coastal Credit without cause; the assignment of duties inconsistent with the position and duties contemplated by the employment agreement; a change of more than 50 miles in the geographical location at which Mr. McKnight performs his duties; a change of control of Coastal Credit or White River occurring within the 12 months preceding Mr. McKnight’s termination; any action by Coastal Credit to reduce Mr. McKnight’s total compensation below the amount provided in the employment agreement; or any material breach of the agreement by Coastal Credit and failure to cure within 30 days of receiving written notice.

Mr. McKnight is bound by noncompetition provisions that restrict him from competing with Coastal Credit, White River, or any of their affiliates for two years following the date of termination of his employment or expiration of his employment term.

Amended and Restated Employment Agreement of Martin J. Szumski. Effective April 28, 2009, Martin J. Szumski entered into an amended and restated employment agreement with White River pursuant to which Mr. Szumski is employed as the Chief Financial Officer and Senior Vice President of White River. Under his employment agreement, Mr. Szumski will receive an annual base salary of no less than $156,000, subject to annual review and modification by White River. Effective January 1, 2011, White River increased Mr. Szumski’s base salary to $176,000. The initial term of the employment agreement was for one year, which is automatically extended for successive one-year periods unless written notice of non-renewal is delivered by either party at least 90 days prior to the end of the initial or renewal term. For each year during the term of the agreement, Mr. Szumski will be eligible to receive an annual performance bonus to be determined in the discretion of the Chief Executive Officer of White River, subject to approval by the Compensation and Governance Committee of White River’s Board of Directors, but in no event greater than 50% of Mr. Szumski’s annual base salary.

Mr. Szumski is entitled to receive the following severance benefits if his employment agreement is terminated upon his death or disability, is terminated by White River other than for Cause (as defined in the agreement), is terminated by Mr. Szumski for Good Reason (as defined in the agreement), or if Mr. Szumski’s employment terminates upon the expiration of the term of the agreement: (i) unpaid base salary through the date of termination, plus (ii) one year’s base salary, plus (iii) an amount equal to 50% of the base salary paid to Mr. Szumski for the 12 months immediately prior to the date of termination, plus (iv) the annual performance bonus, if any, described above. The terms “Cause” and “Good Reason” have similar definitions as set forth in Mr. McKnight’s employment agreement, described above. If Mr. Szumski becomes disabled, he will continue to receive his base salary during the period of disability until he returns to his duties or the date of termination of his employment agreement.

Salary Arrangement with Mr. Eggemeyer.  Effective January 1, 2010, White River agreed to pay Mr. Eggemeyer an annual base salary pursuant to an unwritten arrangement in connection with his service as our Chairman of the Board and Chief Executive Officer.  Effective as of January 1, 2011, White River agreed to increase Mr. Eggemeyer’s annual base salary from $175,000 to $200,000 pursuant to this unwritten arrangement, and the salary term is the only term of the arrangement.  Mr. Eggemeyer does not have a written employment agreement with White River.

Compensation of Directors

The following table presents information about the compensation paid to or earned by the members of our Board of Directors (other than directors who are Named Executive Officers) for our last fiscal year, whether or not deferred. Information about the compensation paid to or earned by the members of our Board of Directors who are Named Executive Officers is included above in the Summary Compensation Table under the caption “Executive Compensation.”

Director Compensation for 2010

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)1	Total ($)
Thomas C. Heagy	$20,500	$20,000	$40,500
Daniel W. Porter	$20,500	$20,000	$40,500
John W. Rose	$21,000	$20,000	$41,000
Richard D. Waterfield	$20,500	$20,000	$40,500

(1)	For the assumptions made in the valuation of these stock awards, see “– Directors Stock Compensation Plan” below and Note 11 to our audited consolidated financial statements as of and for the years ended December 31, 2010 and 2009, included in Item 8 of our 2010 Form 10-K, which accompanies this proxy statement.

The Board of Directors has approved annual compensation of $40,000 to be granted to our directors for service on the Board during their terms. We pay $20,000 of the directors’ compensation in cash in quarterly installments, and we pay the remaining $20,000 annually either (1) in the form of shares of our common stock under the 2005 Directors Stock Compensation Plan (the “Directors Plan”), to directors who are eligible to participate in the Directors Plan, or (2) in cash, to directors who are not eligible to participate in the Directors Plan. The Board believes that the receipt of board fees in the form of shares of common stock more closely aligns the economic interests of our directors with the interests of White River and our shareholders.

During 2010, the Board of Directors approved additional compensation to the directors for their service on the committees of the Board.  In this regard, White River now pays each director an annual cash retainer of $2,000 for each Board committee upon which the director serves.  This additional cash compensation became effective as of October 1, 2010, and was paid on a prorated basis for the period October 1 to December 31, 2010.  We do not otherwise pay a per-meeting fee for Board meetings or committee meetings. We reimburse directors for their reasonable travel, lodging, food and other expenses incurred in connection with their service on the Board of Directors.  For the year ended December 31, 2010, we paid our directors who are not Named Executive Officers total fees of $82,500 in cash and $80,000 in shares of our common stock.

Directors Stock Compensation Plan

Our Board of Directors adopted the Directors Plan on October 26, 2005, and amended the plan on May 6, 2010.  The purpose of the Directors Plan is to provide for greater ownership of White River common stock by our directors in order to provide them with a more direct and proprietary interest in the welfare and success of the company and our subsidiaries, and to encourage their continuation as directors.  The plan is administered by our Compensation and Governance Committee.

We have reserved 100,000 shares of our common stock for issuance under the Directors Plan.  Each incumbent director is eligible to receive shares of our common stock under the Directors Plan, except that a director is not eligible to receive shares of our common stock under the plan if, after receipt of shares under the plan, (1) the director would hold economic ownership of more than 4.9% of the outstanding shares of our common stock, and (2) the director was not (prior to September 1, 2005) already deemed a 5% shareholder of White River for purposes of determining the availability of net operating loss carryforwards under Section 382 of the Internal Revenue Code of 1986.

Under the plan, we will regularly award shares of our common stock to eligible directors representing 50% of the value of the regular fees to which they became entitled for Board service.  The number of common shares to be issued to an eligible director as of a Determination Date (defined below) shall be the largest number of whole shares resulting from the division of (i) the dollar amount of the director fees to be paid in the form of common shares under the plan, by (ii) the Fair Market Value (defined below) of one common share on the Determination Date.  No fractional shares may be issued under the plan and cash shall be paid in lieu thereof based upon the Fair Market Value of one common share.  The “Determination Date” for a plan year means the third business day following the first public release (by press release or SEC filing) by the company of annual consolidated financial information for the plan year; provided that the Determination Date for a plan year shall not be later than March 15 of the immediately subsequent plan year.  “Fair Market Value” is defined in the plan and generally will be determined by reference to the last reported sale price of the common stock prior to the Determination Date.

For plan year 2010, the determination date was February 22, 2011.  Each eligible director was entitled to receive $20,000 of his director’s fee in the form of common stock, and the Fair Market Value of one share of our common stock on February 22, 2011 was $18.18.  Each eligible director was entitled to receive 1,100 shares of our common stock ($20,000/$18.18).  If an eligible director serves as director for less than the entire plan year, we prorate the shares of common stock payable to the director.

The plan provides that it will continue until December 31, 2015, unless sooner terminated by the Board.  The Board may amend or terminate the plan at any time and for any reason.  However, no amendment may, without the participants’ consent, adversely affect a participant’s rights in shares previously issued under the plan.  If required by applicable laws or regulations, we will seek shareholder approval for an amendment of the plan.

Proposal 2: Ratification of Auditors

The Board of Directors recommends that the shareholders ratify the Board’s selection of McGladrey & Pullen, LLP (“McGladrey”) as our independent registered public accounting firm to audit the consolidated financial statements of White River and our subsidiaries for the fiscal year ending December 31, 2011.

The appointment of McGladrey will be ratified if holders of outstanding shares of our common stock cast more votes favoring the proposal than votes cast opposing the proposal.  Abstentions and broker non-votes will not be included in the vote count and will have no effect on the outcome of the proposal.  If the shareholders fail to ratify the appointment, the Board of Directors will consider a change in auditors for the next year.  Even if the shareholders ratify the Board’s selection of McGladrey, the Board in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Board of Directors determines that a change would be in the best interests of White River and our shareholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO RATIFY THE APPOINTMENT OF MCGLADREY & PULLEN, LLP AS OUR INDEPENDENT AUDITORS.

Audit Committee Report

The role of the Audit Committee is:

•
to assist Board oversight of (1) the integrity of our financial statements, (2) our compliance with legal and regulatory requirements, (3) the independent auditors’ qualifications and independence, and (4) the performance of the independent auditors and our internal audit function;

•	to decide whether to appoint, retain or terminate our independent auditors and to pre-approve all audit, audit-related and other services, if any, to be provided by the independent auditors; and

•	to prepare this Audit Committee Report.

The Board has determined that each member of the Audit Committee is financially literate and that John W. Rose is qualified as an audit committee financial expert and has accounting or related financial management expertise, in each case in accordance with the rules of the SEC and the listing standards of the NYSE Amex.

The Audit Committee operates pursuant to a written charter that the Board adopted in January 2006. The Audit Committee Charter is available on our web site at http://www.WhiteRiverCap.com. As stated in the charter, our management is responsible for the preparation, presentation and integrity of our consolidated financial statements, our accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for performing an independent audit of the financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States), expressing an opinion as to the conformity of the financial statements with generally accepted accounting principles, and, when and if required by SEC regulations, reporting on management’s assessment of the effectiveness of internal control over financial reporting.

During 2010, the Audit Committee performed all of the duties and responsibilities described in the Audit Committee Charter. The Audit Committee has reviewed and discussed the audited consolidated financial statements as of and for the year ended December 31, 2010 with management and the independent auditors. The Audit Committee has also discussed with the independent auditors the matters required to be discussed under the rules adopted by the Public Company Accounting Oversight Board.  Finally, the Audit Committee has received the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communication with the Audit Committee concerning independence and has discussed with the independent auditors the independent auditors’ independence.

Based upon the review and discussions described above, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the Audit Committee’s Charter, the Audit Committee recommended to the Board of Directors that our audited consolidated financial statements for 2010 be included in our Annual Report on Form 10-K filed with the SEC for the fiscal year ended December 31, 2010.

SUBMITTED BY THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS
John W. Rose, Chairman
Thomas C. Heagy
Daniel W. Porter

Independent Public Accountants

The Audit Committee and our Board of Directors have reappointed McGladrey as White River’s independent auditors for 2011.  Representatives from McGladrey are expected to be available by telephone during the 2011 annual meeting.  They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Fees

The following tables present the fees McGladrey billed to us during the last two fiscal years:

Type of Fee	Fiscal Year ended 12/31/10	Fiscal Year ended 12/31/09
Audit Fees	$270,685	$289,500
Audit-Related Fees	$0	$0
Tax Fees	$132,000	$88,500
All Other Fees	$17,750	$3,000
Total	$420,435	$381,000

Audit Fees.  Audit fees include fees for the annual audit of our consolidated financial statements in 2009 and 2010, review of interim financial statements included in our quarterly reports on Form 10-Q, and the issuance of consents.  The aggregate audit fees billed to us by McGladrey for the years ended December 31, 2010 and 2009 totaled approximately $270,685 and $289,500, respectively.

Audit-Related Fees.  McGladrey did not bill us for any audit-related fees for the years ended December 31, 2010 and 2009.

Tax Fees.  Tax fees include corporate tax compliance, tax advice, and tax planning.  The aggregate tax fees billed to us by McGladrey for the years ended December 31, 2010 and 2009 totaled approximately $132,000 and $88,500, respectively.

All Other Fees.  McGladrey billed us $17,750 and $3,000 in other fees for the years ended December 31, 2010 and 2009, respectively. The fees billed in 2010 primarily related to the issuance of a consent in connection with the company’s filing of a registration statement on Form S-8, miscellaneous advice concerning the accounting treatment of UAC’s operations, and advance planning for internal control audit matters under the Sarbanes-Oxley Act of 2002, which we are no longer subject to as a result of legislative changes in 2010.  The fees billed in 2009 primarily related to the review of financial information contained in the company’s proxy statement for the 2010 annual shareholders’ meeting.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy that requires advance approval by the Audit Committee of all audit, audit-related, tax and other services performed by the independent auditor. Since the Audit Committee was established in October 2005, the Audit Committee pre-approved all audit services, non-audit services, audit-related and tax services performed for us by McGladrey. In approving any non-audit services, the Audit Committee considered whether the provision of the services would be compatible with maintaining McGladrey’s independence.

Other Business

Except as set forth in this proxy statement, our management has no knowledge of any other business to come before the meeting. If, however, any other matters properly come before the meeting, it is the intention of the persons named in the proxy to vote the proxy in accordance with the recommendations of management on those matters, and discretionary authority to do so is included in the proxy.

We will pay the cost of preparing, assembling, and mailing the proxy materials and soliciting proxies for the meeting. We will reimburse brokers and other nominees for costs they incur in mailing proxy materials to beneficial owners in accordance with applicable rules. In addition to solicitation by mail, directors, officers, and employees of White River may solicit proxies personally, by telephone, electronically, or by other means of communication. If our directors, officers or employees were to solicit proxies, they would receive no additional compensation for their services.

Shareholder Proposals for 2012 Annual Meeting of Shareholders

If a shareholder wishes to have a proposal presented at our 2012 Annual Meeting of Shareholders and included in the proxy statement and form of proxy relating to that meeting, the shareholder must submit the proposal in writing at least 120 days before April 6, 2012 (which is December 9, 2011) and must satisfy the other requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended. The proposal should be sent to the attention of our Corporate Secretary, White River Capital, Inc., 6051 El Tordo, P.O. Box 9876, Rancho Santa Fe, California 92067.

If a shareholder wishes to have a proposal presented at our 2012 Annual Meeting of Shareholders, but not included in the related proxy statement and form of proxy, the shareholder must submit the proposal in writing at least 60 days before the meeting date. If we give notice of or publicly disclose the meeting date less than 70 days before the meeting, a shareholder proposal will be considered timely if we receive written notice of the proposal no later than 10 days after we mailed notice of or publicly disclosed the meeting date. If we hold the meeting on the date described in our By-laws (the second Tuesday in May), it will be deemed to have been publicly disclosed. If we receive notice of a shareholder proposal after the date described above, the proxy card for the 2012 Annual Meeting of Shareholders will give the designated proxy holder discretionary authority to vote as he or she deems appropriate, even though there is no discussion of the proposal in our proxy statement for that annual meeting.

Any proposal submitted for the proxy materials will be subject to the rules and regulations of the SEC concerning shareholder proposals. The notice of a proposal must also contain the following items:

•	The shareholder’s name, record address, and beneficial ownership of shares of our common stock,

•	A brief description of the business the shareholder desires to bring before the meeting, and

•	Any material interest of the shareholder in the proposal.

Incorporation by Reference

The section in this proxy statement entitled “Audit Committee Report” does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing we make under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent we specifically incorporate any such section into another filing by reference in such filing.

Dated: April 1, 2011	By Order of the Board of Directors Martin J. Szumski, Chief Financial Officer and Senior Vice President

White River Capital, Inc.
Electronic Voting Instructions
You can vote by Internet or telephone! Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time on May 5, 2011.
Vote by Internet • Log on to the Internet and go to www.investorvote.com. • Follow the steps outlined on the secured website.

Vote by Telephone
   •  Call toll free 1-800-652-VOTE (8683) within the USA,
         US territories & Canada any time on a touch tone
         telephone. There is NO CHARGE to you for the call.
   •  Follow the instructions provided by the recorded message.

Using a black ink pen mark your votes with an X as shown in this example. Please do nto write outside the designated areas.	☒

Annual Meeting Proxy Card

 ▼IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

A Voting Items 1. Election of Directors – The Board of Directors recommends a vote FOR all the nominees listed.
Nominees	For	Withhold		For	Withhold		For	Withhold
01 – John M. Eggemeyer	☐	☐	02 – Thomas C. Heagy	☐	☐	03 – William E. McKnight	☐	☐
04 – Daniel W. Porter	☐	☐	05 – John W. Rose	☐	☐	06 – Richard D. Waterfield	☐	☐

2. Ratification of McGladrey & Pullen, LLP as Auditors – The Board of Directors recommends a vote FOR this proposal.
For	Against	Abstain
☐	☐	☐

B Non-Voting Items
Change of Address – Please print new address below.

C Authorized Signatures – This section must be completed for your vote to be counted. – Date and Sign Below

Please sign exactly as your name appears. Joint owners should each sign personally. Where applicable, indicate your official position or representation capacity.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.

▼IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

Proxy – White River Capital, Inc.

Proxy Solicited by Board of Directors
for Annual Meeting of Shareholders May 5, 2011

The undersigned appoints John M. Eggemeyer and Martin J. Szumski, and each of them, as proxies, with full power of substitution and revocation, to vote, as designated on the reverse hereof, all the shares of Common Stock of White River Capital, Inc. which the undersigned has power to vote, with all powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders thereof to be held at The Inn at Rancho Santa Fe, 5951 Linea Del Cielo, Rancho Santa Fe, California, on Thursday, May 5, 2011, at 9:00 a.m. Pacific time, or at any adjournment thereof.

Unless otherwise marked, this proxy will be voted FOR the listed nominees and the proposal to ratify the appointment of McGladrey & Pullen, LLP as White River Capital, Inc.’s independent registered public accounting firm. In their discretion, the proxies are authorized to vote on any other business that may properly come before the meeting or any adjournment thereof.

Important Notice Regarding the Availability of Proxy Materials

The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders and the Proxy Statement.  The Notice of Annual Meeting of Shareholders and Proxy Statement, 2010 Annual Report on Form 10-K of White River Capital, Inc., and form of proxy for the annual meeting are also available, without charge, at www.WhiteRiverCap.com, or from the SEC’s website at http://www.sec.gov. You also may request a copy of these materials, without charge, by sending an email to mszumski@whiterivercap.com. Please make your request no later than April 21, 2011 to facilitate timely delivery.  If you do not request materials pursuant to the foregoing procedures, you will not otherwise receive an email or electronic copy of the materials.  For meeting directions please call (858) 997-6740.

PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.